Exhibit 10.28
WEBBANK
and
BLUESTEM BRANDS, INC.
[dba “GETTINGTON”]
AMENDED AND RESTATED
RECEIVABLES SALE AGREEMENT
Dated as of August 20, 2010
Confidential Treatment Requested
[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

TABLE OF CONTENTS

1. DEFINITIONS	2
2. PURCHASE OF RECEIVABLES; PAYMENT TO BANK; REPORTING TO BANK	2
3. OWNERSHIP OF RECEIVABLES AND ACCOUNTS; COVENANTS OF THE BANK	3
4. GENERAL REPRESENTATIONS AND WARRANTIES OF BANK	5
5. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF BANK	6
6. REPRESENTATIONS AND WARRANTIES OF COMPANY	6
7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF COMPANY	7
8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BANK	7
9. TERM AND TERMINATION	8
10. CONFIDENTIALITY	10
11. INDEMNIFICATION	11
12. ASSIGNMENT	13
13. THIRD PARTY BENEFICIARIES	14
14. PROPRIETARY MATERIAL	14
15. NOTICES	14
16. RELATIONSHIP OF PARTIES	15
17. RETENTION OF RECORDS	15
18. FORCE MAJEURE	15
19. AGREEMENT SUBJECT TO APPLICABLE LAWS	16
20. EXPENSES	16
21. EXAMINATION	175
22. INSPECTION; REPORTS	17
23. GOVERNING LAW; WAIVER OF JURY TRIAL	17
24. MANNER OF PAYMENTS	17
25. BROKERS	17
26. ENTIRE AGREEMENT	17
27. AMENDMENT AND WAIVER	186
28. SEVERABILITY	18
29. INTERPRETATION	18
30. JURISDICTION; VENUE	18
31. HEADINGS	18
32. COUNTERPARTS	18
33. WAIVER	177
34. COLLATERAL ACCOUNT	18
35. SURVIVAL	20
36. CHARGED-OFF ACCOUNTS	20

     THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT (“Agreement”), effectively dated as of August 20, 2010 (“Effective Date”), amends and restates in its entirety that certain Receivables Sale Agreement dated as of July 23, 2009 (as amended and modified, the “Original Receivables Agreement”), made by and between WEBBANK, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and BLUESTEM BRANDS, INC., (formerly known as Fingerhut Direct Marketing, Inc.) a Delaware corporation, having its principal location in Eden Prairie, Minnesota (“Company”).
RECITALS
     WHEREAS, Bank and Company entered into that certain Revolving Loan Product Program Agreement dated as of July 23, 2009, (as modified and amended, the “Original Program Agreement”) pursuant to which Bank provides open-end revolving loan accounts to qualifying consumers identified by Company to enable consumers to purchase Company’s Merchandise; and
     WHEREAS, Bank and Company are also parties to the Original Receivables Agreement whereby Bank sells to Company, and Company purchases from Bank, the account receivables generated by Bank pursuant to the Original Program Agreement; and
     WHEREAS, Bank and Company are amending the Original Program Agreement contemporaneously with this Agreement; and
     WHEREAS, the Parties desire that this Agreement amends and restates in its entirety the Original Receivables Agreement as of the date first set forth above.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing Recitals and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:
1.	Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1.
2.	Purchase of Receivables; Payment to Bank; Reporting to Bank.
(a)	During the Term of this Agreement, and subject to the terms and conditions set forth herein, Bank hereby sells, transfers, assigns, sets-over, and otherwise conveys to Company, without recourse and with servicing released, on each Closing Date, one hundred percent (100%) of the Receivables existing and arising under the Accounts. All of the foregoing shall be in accordance with the procedures set forth in this Section 2. In consideration for Bank’s agreement to sell, transfer, assign, set-over and convey to Company all Receivables existing and arising under the Accounts during the Term of this Agreement, Company hereby purchases one hundred percent (100%) of such Receivables from Bank by paying Bank the Purchase Price on each Closing Date in accordance with subsection 2(b) below.
(b)	Bank shall prepare and deliver to Company a Daily Settlement Sheet, in a form to be agreed to by the Parties, by e-mail or as otherwise mutually agreed, no later than

11:00 a.m. Eastern Time on each Business Day, which sheet shall relate to the Receivables Bank is selling to Company on such Business Day consistent with subsection 2(a) of this Agreement. No later than 4:00 p.m. Eastern Time on the same Business Day that Bank provides the related Daily Settlement Sheet to Company, Company shall effect payment to Bank of the Purchase Price calculated herein and as described on the applicable Daily Settlement Sheet. The payment of the Purchase Price shall be made by wire or other transfer in immediately available funds to an account designated by Bank (the “Purchase Price Account”). Prior to the first Closing Date, Bank shall provide to Company the designated Purchase Price Account name and number. Failure to strictly adhere to the times referenced in this paragraph, provided that payment is made on the same Business Day, shall not constitute a breach of this Agreement.
(c)	In the event Company does not pay Bank the Purchase Price on any given Closing Date, in addition to any other remedies available to Bank under this Agreement and by law, Bank shall have the right to withdraw from the Collateral Account an amount equal to the Purchase Price and deposit such amount into the Purchase Price Account.
(d)	To the extent that any Records pertaining to a purchased Receivable are in Bank’s possession, upon Company’s request, Bank agrees to cause such Records to be delivered to Company, at Company’s cost, on each applicable Closing Date.
3. Ownership of Receivables and Accounts; Covenants of the Bank.
(a)	On and after each Closing Date, Company shall be the sole owner for all purposes (e.g., tax, accounting and legal) of the Receivables purchased from Bank on such date and Company shall be entitled to all of the rights, privileges, and remedies applicable to said ownership interest, including, without limitation, the right to pledge, transfer, sell, assign, exchange, or collect and receive payments under the Receivables. Bank does not assume and shall not have any liability to Company for the repayment of any Receivables. Bank and Company each intend the transfer of the Receivables under this Agreement to be a true sale by Bank to Company that is absolute and irrevocable. At any time and from time to time, Bank will promptly and duly execute and deliver or will promptly cause to be executed and delivered, such further instruments and documents and take such further actions as are reasonably requested by Company to confirm the sale of the Receivables and/or for the purpose of obtaining or preserving the full benefits of this Agreement, including, without limitation, the filing of any financing or continuation statements under the UCC or other applicable state law in effect in any jurisdiction with respect to the transfer of ownership of the Receivables. However, notwithstanding the intent of the parties, if a court of competent jurisdiction holds that the conveyance of the Receivables is not a true sale of the Receivables from Bank to Company, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (ii) the conveyance by Bank provided for in this Agreement shall be deemed to be, and Bank hereby grants to Company, a first priority security interest in and to all of Bank’s right, title, and interest in the Receivables to secure all obligations now or hereafter arising from Bank to Company. Bank also hereby authorizes Company to file any such financing or continuation statement with respect to such grant. Further, Bank will promptly and duly execute and deliver or will promptly cause to be executed or delivered, such further instruments and documents and take such further actions as are reasonably requested by Company to effect the servicing of the Accounts and Receivables. At any time and from time to time, Company will promptly and duly execute and deliver or will promptly cause to be executed or delivered, such further instruments and documents and take such further actions as are reasonably requested by Bank for the purpose of obtaining or preserving the full benefits of this Agreement.
(b)	During such time as Bank owns the Receivables related to the Accounts, Company shall ensure that all refunds, adjustments, and credits provided by Company for Merchandise under its customer satisfaction policy, which are purchased via an extension of credit with respect to an Account, shall be disbursed to Bank within three (3) Business Days after the refund is made by Company. Bank hereby assigns to Company, with respect to each Receivable purchased pursuant to this Agreement, all of Bank’s rights to any such refunds, credits or adjustments and the interest accruing on each of such Receivables at the time of the sale of such Receivable to Company.
(c)	Bank shall retain ownership of the Accounts after each Closing Date. Company agrees to make entries on its books and records to clearly indicate the Bank’s ownership of the Accounts as of each Closing Date. Bank does not assume and shall not have any liability to Company or its assignees for the Borrower’s failure to make any payment under any Receivable; provided that the Bank shall make the payments, in respect of the Receivables received by it, as provided in Section 4(d)(iii) hereof.
(d)	Bank hereby covenants that:
(i)	BANK will take no action to cause any Account or Receivable to be evidenced by any “instrument” or “chattel paper” (as defined in the UCC as in effect in the Relevant UCC State). Bank will take all actions reasonably requested by Company for the purpose of ensuring that any Account not be anything other than an “account” or a “general intangible” or a “payment intangible” and/or any Receivable not be anything other than a “general intangible” or an “account” (as defined in the UCC as in effect in the Relevant UCC State) or under any revision to the law under the Relevant UCC State.
(ii)	Except for the rights expressly granted to Company under the Program Documents, during the Term hereof, Bank will not sell, pledge, assign or transfer to any other Person, any Account or any Receivable, or any interest therein.
(iii)	If Bank receives or collects any funds in repayment of a Receivable sold to Company after the applicable Closing Date for such Receivable, Bank shall promptly send an e-mail notice of any such receipts to Company, and simultaneously send such funds by wire transfer (or other means as agreed to by Parties) to an account designated for this purpose by Company. Bank hereby agrees and acknowledges that any payments so collected by Bank shall be held in trust for Company and shall be delivered promptly to Company.

4. General Representations and Warranties of Bank. Bank hereby represents and warrants as of the Effective Date of this Agreement and on each Closing Date that:
(a)	Bank is an FDIC-insured Utah-chartered industrial loan company, duly organized, validly existing under the laws of the State of Utah and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement and the transfer of the Receivables have been and will continue to be duly authorized and are not and will not be in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan, or material agreement to which Bank is a party unless such breach or default is waived or consent is obtained;
(b)	All approvals, authorizations, licenses, registrations, consents, and other actions by, notices to, and filings with, any Person that may be required in connection with the execution, delivery, and performance of this Agreement by Bank, have been obtained (other than those required to be made to or obtained from Borrowers);
(c)	This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect (including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e)), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(d)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation by Bank of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) that would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;
(e)	Bank is not Insolvent; and
(f)	The execution, delivery and performance of this Agreement by Bank complies in all material respects with all Applicable Laws; provided that the Bank makes no representation or warranty regarding compliance with Applicable Laws relating to consumer protection, consumer lending, loan collection, anti-money laundering or privacy.
5. Additional Representations and Warranties of Bank. Bank hereby represents and warrants that, as of the Effective Date or such other date as specified below in a specific representation:

(a)	As of each applicable Closing Date, each Receivable transferred to Company on such date was originated by Bank and constitutes a valid sale, transfer, assignment, set-over and conveyance to Company of all of Bank’s right, title, and interest in and to such Receivable free of any lien or adverse interest;
(b)	As of each applicable Closing Date, Bank was the legal and beneficial owner of all right, title and interest in and to each Receivable transferred to Company on such date, and no such Receivable was subject to an encumbrance, immediately prior to the transfer of such Receivable to Company pursuant hereto;
(c)	At all times Bank shall maintain its records in a manner to clearly and unambiguously reflect the ownership of Company in each of the Receivables transferred hereunder; and
(d)	As of each applicable Closing Date, with respect to each Receivable transferred to Company on such date: (i) Bank has done nothing that would alter the terms and conditions or the amount of the Receivable or impair its enforceability; and (ii) each Account Agreement provides that it, and the Receivables related thereto, may be assigned without the written consent of the Borrower and there is no limit on Bank’s authority to assign the Receivable. For the avoidance of doubt, the representation made in Section 5(d)(i) shall not encompass actions that are taken by Company on behalf of Bank.
6. Representations and Warranties of Company. Company hereby represents and warrants to Bank, as of the Effective Date and on each Closing Date that:
(a)	Company is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or Material Agreement to which Company is a party unless such breach or default is waived or consent is obtained;
(b)	All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;
(c)	This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(d)	There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement,

(ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Company, would materially and adversely affect the performance by Company of its obligations under this Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or (v) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;
(e)	Company is not Insolvent; and
(f)	The execution, delivery and performance of this Agreement by Company complies in all material respects with Applicable Laws.
7. Conditions Precedent to the Obligations of Company. The obligations of Company under this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each applicable Closing Date:
(a)	No action or proceeding shall have been instituted or threatened against Bank to prevent or restrain the consummation of the transactions contemplated hereby, and, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(b)	The representations and warranties of Bank set forth in Sections 4 and 5 shall be true and correct in all material respects on each applicable Closing Date as though made on and as of such date; and
(c)	The agreements of Bank under Section 3(a) herein with respect to a Receivable shall have been performed in all material respects as of the Closing Date for such Receivable.
8. Conditions Precedent to the Obligations of Bank. The obligations of Bank in this Agreement are subject to the satisfaction of the following conditions precedent on or prior to each applicable Closing Date:
(a)	No action or proceeding shall have been instituted or threatened against Company to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(b)	The representations and warranties of Company set forth in Section 6 herein and in Section 9(b) and 9(c) of the Revolving Loan Product Program Agreement shall be true, complete, and correct in all material respects on each applicable Closing Date as though made on and as of such date; and
(c)	The obligations of Company set forth in the Program Documents to be performed on or before each applicable Closing Date shall have been performed in all material respects as of such date by Company.

The Parties agree that, upon payment by Company to Bank of the Purchase Price on any Closing Date, ownership of the Receivable acquired by Company on such day shall vest in Company, whether or not the foregoing conditions precedent to such purchase, as set forth in Section(s) 7 and 8 herein, were in fact satisfied; provided, however, that a Party’s failure to satisfy any of the foregoing conditions precedent shall not constitute, or be construed or deemed, a waiver by any other Party to any such condition and the non-breaching Party shall have the right to exercise all of the rights and remedies available under this Agreement and by law for such failure, except to the extent limited by Section 33 herein.
9. Term and Termination.
(a)	This Agreement shall have an initial term commencing on the Effective Date and continuing through August 19, 2013 (the “Initial Term”) and shall renew automatically for successive additional terms of twelve (12) months each (each a “Renewal Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)	In addition to the termination right set forth in Section 19 herein, a Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)	any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) calendar days after written notice thereof has been given to such other Party;
(2)	the other Party shall default in the performance of any material obligation or undertaking under this Agreement and such default shall continue for thirty (30) calendar days after written notice thereof has been given to such other Party;
(3)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or such proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, and in the case of Company, such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) days, or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;
(5)	there is a materially adverse change in the financial condition of the other Party; or
(6)	either Party has terminated the Revolving Loan Product Program Agreement in accordance with the terms thereof and any applicable notice period provided in the Revolving Loan Product Program Agreement has expired.
(c)	In addition to any other rights or remedies available to the Bank under this Agreement or by law, Bank shall have the right to suspend payments of the Settlement Amounts due to Company (as required under Section 7(a) of the Revolving Loan Product Program Agreement) during the period commencing with the occurrence of any monetary default, including but not limited to the failure to maintain the Required Balance in the Collateral Account, and ending when such condition has been cured. In addition to the foregoing termination rights and notwithstanding such suspension right, Bank may terminate this Agreement: (i) immediately if Company defaults on its obligations to make a payment to Bank as provided in Section 2 hereof and fails to cure such default by 11:00 a.m. Eastern Time on the second (2rd) Business Day following such default; or (ii) upon two (2) Business Days prior written notice to Company if Company fails to maintain the Required Balance in the Collateral Account as required by Section 34 hereof. In the event of any termination, except as provided in Section 9(f) herein, Company shall immediately discontinue approving Accounts and Account Advances under the terms of the Revolving Loan Product Program Agreement.
(d)	Bank shall have the right to terminate this Agreement immediately upon written notice to Company if Bank’s continued participation in the Program has been prohibited pursuant to an order or other action, including any letter or directive of any kind, by Bank’s Regulatory Authority.
(e)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Receivables sold prior to such termination.
(f)	Following the termination of this Agreement, Company shall purchase in accordance with the terms hereof any Receivables originated by Bank under the Revolving Loan Product Program Agreement that have not already been purchased by Company. Further, subject to Applicable Laws, immediately upon termination of this Agreement, Company shall discontinue offering the Program as a purchase payment option for Company’s Merchandise, including without limitation the removal of all references to the Program from all of the Company’s websites.
10. Confidentiality.

(a)	Each Party agrees that Confidential Information of the other Party (the “Disclosing Party”) shall be used by each other Party (the “Restricted Party”) solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, the Restricted Party shall not disclose Confidential Information of the Disclosing Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of a Disclosing Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises commercially reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, (iii) to the Administrative Agent, other lenders to Bluestem and Bluestem’s other financing sources, or (iv) to any other third party as mutually agreed by the Parties.
(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;
(2)	has become publicly known, without fault on the part of the Restricted Party, subsequent to the Restricted Party acquiring the information;
(3)	was otherwise known by, or available to, the Restricted Party prior to April 28, 2008; or
(4)	becomes available to the Restricted Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Restricted Party after reasonable inquiry to be bound by a confidentiality agreement with the Disclosing Party or otherwise prohibited from transmitting the information to the Restricted Party.
(c)	Upon written request or upon the termination of this Agreement, each Restricted Party shall return to the Disclosing Party all Confidential Information in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that a Restricted Party may maintain in its possession all such Confidential Information of the Disclosing Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.
(d)	In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, the Restricted Party will provide the Disclosing Party with prompt notice of such request(s) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the Disclosing Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the Disclosing Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the Disclosing Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.
11. Indemnification.
(a)	Bank agrees to indemnify and hold harmless Company and its Affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Company Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from the gross negligence, willful misconduct or breach of any of Bank’s obligations or undertakings under this Agreement by Bank.
(b)	Company agrees to indemnify and hold harmless Bank and its Affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses that may arise from Bank’s participation in the Program as contemplated by the Program Documents (including Losses arising from a violation of Applicable Law or a breach by Company or its agents or representatives of any of Company’s obligations or undertakings under the Program Documents and notwithstanding any materiality qualifier made in connection with any of the Company’s representations and warranties set forth herein), unless such Loss results from the gross negligence or willful misconduct of Bank.
(c)	The Company Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties,” and Company or Bank, as indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party.”
(d)	Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

(e)	The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of the Indemnifiable Claim and, through counsel of its own choosing, and at its own expense, to commence the settlement or defense thereof and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all its reasonable out-of-pocket expenses, including reasonable attorneys’ fees incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate at its expense in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed); provided that, in the event that both the Indemnifying Party and the Indemnified Party are defendants in the proceeding and the Indemnified Party shall have reasonably determined and notified the Indemnifying Party that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the fees and expenses of one such counsel for all Indemnified Parties in the aggregate shall be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only the payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) where such Indemnifiable Claim involves a Bank’s Regulatory Authority, Bank shall retain the right to control the settlement or defense thereof whether Bank is an Indemnifying Party or and Indemnified Party, and (ii) if Bank is the Indemnified Party, Bank shall be entitled to the Indemnifying Party’s cooperation and indemnification, including out-of-pocket expenses, and reasonable attorney’s fees incurred by Bank.
(f)	If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party at least five (5) Business Days prior to any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this subsection 11(f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 11.
12. Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors, and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party, except that Bank may assign this Agreement or any of its rights or obligations arising hereunder to the surviving entity in a merger, sale, acquisition, or consolidation in which it participates. No assignment under this Section 12 shall relieve Bank or Company of its obligations under this Agreement. Company may use subcontractors in the performance of its obligations under this Agreement; provided that Company shall be fully responsible for the acts and omissions of its subcontractors, including the subcontractors’ compliance with the terms of the Agreement and all Applicable Laws. Notwithstanding the prohibition on assignment in the second sentence of this Section 12, Bank hereby acknowledges and consents to (i) the sale, transfer and assignment by Company of all of its right, title and interest (but excluding all of Company’s obligations, including, without limitation, Company’s obligations under Section 34 hereof) in, to and under the Receivables, the Account Agreements and the Program Documents, whether now existing or hereafter acquired (the “Assigned Interests”), pursuant to the Receivables Purchase Agreement (“RPA”), dated as of August 20, 2010 between Company and Fingerhut Receivables I, LLC (“Fingerhut Receivables”), as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof, and (ii) in connection with the Credit Agreement (“Credit Agreement”) dated as of August 20, 2010 by and among Goldman Sachs Bank USA, as administrative agent (in such capacity, and including any successor thereto, the “Administrative Agent”), collateral agent (in such capacity, and including any successor thereto, the “Collateral Agent”), joint lead arranger, joint bookrunner, syndication agent and documentation agent and J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof, the grant of a security interest by Fingerhut Receivables of in all of its right, title and interest in the Assigned Interests to the Collateral Agent, and the enforcement of such security interest by the Collateral Agent, in each case pursuant to the Security Agreement (the “Security Agreement”) dated as of August 20, 2010 between Collateral Agent and Fingerhut Receivables, as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof. Bank hereby further acknowledges and consents to the exercise of the rights, title and interest in the Assigned Interests directly by Fingerhut Receivables to the extent permitted by the RPA, and by the Collateral Agent to the extent permitted by the Security Agreement. Notwithstanding the foregoing, in exercising such rights in the Assigned Interests permitted by the RPA and the Security Agreement, neither Fingerhut Receivables nor the Collateral Agent shall have any greater right, title and interest than Company’s right, title and interest in the Assigned Interests, and the Bank shall have any and all rights and defenses against Fingerhut Receivables and the Collateral Agent as it would have had against the Company.
13. Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person; provided, however, (i) Fingerhut Receivables I, LLC, (ii) the Administrative Agent and (iii) Collateral Agent shall each be a third party beneficiary of this Agreement.
14. Proprietary Material. The Bank hereby provides Company with a non-exclusive right and non assignable license to use and reproduce the Bank’s name, logo, registered trademarks and service marks (collectively “Proprietary Material”) as necessary to fulfill each Party’s obligations under this Agreement; provided, however, that (i) Company shall obtain Bank’s prior written approval for the use of Proprietary Material and such use shall at all times comply with written instructions provided by Bank regarding the use of its Proprietary Material; and (ii) Company acknowledges that, except as specifically provided in this Agreement, it will acquire no interest in Bank’s Proprietary Material. Upon termination of this Agreement, Company will cease using Bank’s Proprietary Material.
15. Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (i) on the day delivered, if delivered by hand; (ii) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (iii) the following Business Day after the date of mailing to the other party, if mailed for next-day delivery and delivered by a reputable overnight courier with package tracing capability, at the following address, or such other address as either party shall specify in a notice to the other:

To Bank:	WebBank
Attn: Senior Vice President — Strategic Partnerships 6440 S. Wasatch Blvd., Suite 300
Salt Lake City, UT 84121
Tel. 908-251-5798
Fax: 801-993-5015
Email: strategicpartnerships@WebBank.com

With a copy to:	WebBank
Attn: Compliance Officer
6440 S. Wasatch Blvd., Suite 300
Salt Lake City, UT 84121 Tel. 801-993-5008
Fax: 801-993-5015
Email: complianceofficer@WebBank.com

To Company:	Bluestem Brands, Inc.
Attn: SVP and Chief Credit Officer
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Tel. (952) 656-3916
Fax (952) 656-4117

With copies to:	Bluestem Brands, Inc.
Attn: General Counsel
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Tel. (952) 656-3916
Fax (952) 656-4117

Goldman Sachs Bank USA
Attn: Account Manager
6011 Connection Drive
Irving TX 75039
Telephone: (972) 368-5099
Facsimile: (972) 368-5000

16. Relationship of Parties. Bank and Company agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among Bank and Company.
17. Retention of Records. Any Records with respect to Receivables purchased by Company pursuant hereto retained by Bank shall be held as custodian for the benefit of the account of Bank and Company as owners thereof. Bank shall provide copies of Records to Company upon reasonable request of Company.
18. Force Majeure. If any Party shall be unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of such obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, either Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party and without payment of a termination fee or other penalty. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefor. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch. Notwithstanding the foregoing, Bank shall have the right to suspend payments of the Settlement Amounts due to Company (as required under Section 7(a) of the Revolving Loan Product Program Agreement) during the period commencing with the occurrence of a Force Majeure Event resulting in Company’s monetary default, including its failure to maintain the Required Balance in the Collateral Account, and ending when such Force Majeure Event has been cured.
19. Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over a Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the rights or obligations of such Party under this Agreement or the financial condition of such Party, (b) either Party shall receive a request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement, or (c) either Party has been advised by legal counsel that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws, then the affected Party shall provide written notice to the other Party of such advisement or request and the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 9 hereof, if the Parties are unable to reach agreement regarding such modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon five (5) days’ prior written notice to the other Party. A Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, upon providing the other Party with advance written notice, if any event described in subsection 19(a), (b) or (c) above occurs.
20. Expenses. Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents. Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement. Company shall reimburse Bank for all third party bank fees incurred by Bank in connection with the performance of this Agreement. Within ten (10) days after receipt of notice, Company shall reimburse Bank for all of Bank’s closing costs and legal fees reasonably incurred in the due diligence, negotiation and drafting of the Program Documents. Within ten (10) days after receipt of an invoice from Bank, Company shall reimburse Bank for the monthly costs associated with the transfer of funds from the Collateral Account to Company.
21. Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice.
22. Inspection; Reports. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. Except as otherwise provided herein, all reasonable expenses of inspection shall be borne by the Party conducting the inspection. Notwithstanding the obligation of each Party to bear its own expenses of inspection, Company shall reimburse Bank for reasonable out of pocket expenses incurred by Bank in the performance of on-site reviews of Company’s financial condition, operations, internal controls, and other matters pertaining to this Agreement and the Revolving Loan Product Program Agreement. Company shall store all documentation and electronic data related to its performance under this Agreement consistent with its existing document and data storage retention practices as of the date hereof and shall make such documentation and data available during any inspection by Bank or its designee. From time to time upon Bank’s request, Company shall report to Bank regarding the performance of its obligations, including the performance of its Account servicing obligations according to the service level standards.

23. Governing Law; Waiver of Jury Trial. Except as preempted or controlled by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER.
24. Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by either ACH or wire transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
25. Brokers. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against the other Party for any brokerage commission or finder’s fee or like payment.
26. Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.
27. Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties. The failure of any Party to require the performance of any term of this Agreement or the waiver by any Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.
28. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.
29. Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
30. Jurisdiction; Venue. The Parties consent to the personal jurisdiction and venue of the federal and state courts in Salt Lake City, Utah for any court action or proceeding.

31. Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.
32. Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.
33. Waiver. Bank agrees that notwithstanding any claim, counterclaim, right of setoff or defense which it may have against Company due to a breach by Company of this Agreement or the Revolving Loan Product Program Agreement, or for any other reason, and notwithstanding the bankruptcy or insolvency of Company or any other event whatsoever, in no event shall Bank assert any interest in any Receivable for which the Purchase Price for such Receivable has been paid to Bank or take any action which would reduce or delay receipt of any payment made by a Borrower with respect thereto.
34. Collateral Account.
(a)	Establishment of Collateral Account. On the Launch Date, Company shall provide Bank with [*] as cash collateral for Company’s obligations under this Agreement. Bank shall deposit such amount in a deposit account (“Collateral Account”) at Bank. The Collateral Account shall be a segregated deposit account that shall hold only the funds provided by Company to Bank as collateral. At all times after the Launch Date, Company shall maintain funds in the Collateral Account equal to one hundred percent (100%) of the average daily (calculated on Business Days) outstanding principal balance of Receivables owned by Bank during the preceding calendar month (the “Required Balance”). The Required Balance shall be calculated monthly as of the first Business Day of each month during the Term. In the event the actual balance in the Collateral Account is less than the Required Balance, Company shall, within one (1) Business Day of such deficiency, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account. Notwithstanding the foregoing, upon no less than three (3) Business Days notice to Company, Bank shall have the right to change the calculation period for determining the Required Balance from monthly to weekly. In the event the actual balance in the Collateral Account is more than the Required Balance, Bank shall, within one (1) Business Day, make a payment to Company in an amount equal to the difference between the Required Balance and the actual balance in such account.
(b)	Security Interest. To secure Company’s obligations under this Agreement, Company hereby grants Bank a security interest in the Collateral Account and the funds therein or proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such first priority security interest. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.
(c)	Withdrawals.
[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

(1)	Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any monetary obligations of Company arising under this Agreement or the Revolving Loan Product Program Agreement (including but not limited to purchasing Receivables, payment of fees and legal expenses, reimbursement of costs, and indemnification) on which Company has defaulted in accordance with the terms hereof or thereof, either during the Term or following termination of either of the aforementioned agreements.
(2)	Except as otherwise provided herein, Company shall not have any right to withdraw amounts from the Collateral Account. On the last Friday of each month, provided that if a Friday is not a Business Day, then on the next Business Day, at Company’s option, Company may provide to Bank a report setting forth a calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Company, Bank shall withdraw from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company.
(3)	Termination of Collateral Account. Bank shall release any funds remaining in the Collateral Account within thirty (30) Business Days after the latest to occur of: (i) termination of this Agreement; (ii) the end of the period described in Section 12(e) of the Revolving Loan Product Program Agreement; or (iii) the date when obligations of Company under the Program Documents have been satisfied in full by Company.
35. Survival. All representations, warranties, covenants, guaranties and indemnifications contained in this Agreement, including without limitation Section(s) 4, 5, 6, 9, 10, 11, 30, 33, 34, and 35 shall survive the sale, transfer, assignment, set-over, and conveyance of the Receivables and the expiration or termination of this Agreement.
36. Charged-Off Accounts. Bank shall transfer, assign, set-over, and otherwise convey to Company, for no fee, all Accounts opened pursuant to the Program that have been charged-off by Bank in accordance with Bank’s policies and procedures regarding charge-offs.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the duly authorized officers as of the date first written above.

WEBBANK			BLUESTEM BRANDS, INC.

By:	/s/ Kelly M. Barnett		By:	/s/ Mark P. Wagener
	Name Kelly M. Barnett `			Name:	Mark P. Wagener
	Title:	Acting President		Title:	Executive Vice President

Schedule 1
Definitions
All capitalized terms used in this Receivables Sale Agreement and not otherwise defined in this Receivables Sale Agreement or this Schedule 1 shall have the meanings ascribed to those terms in the Revolving Loan Product Program Agreement.
     (a) “ACH” means Automated Clearinghouse.
     (b) “Account” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.
     (c) “Account Advance” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.
     (d) “Account Agreement” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.
     (e) “Administrative Agent” shall have the meaning set forth in Section 12.
     (f) “Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of fifty percent (50%) or more of a class of securities having ordinary voting power for the election of directors of such Person.
     (g) “Agreement” means this Receivables Sale Agreement.
     (h) “Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program including, without limitation, the Accounts and Receivables, all requirements of any Regulatory Authority having jurisdiction over a Party, as any such laws, statutes, regulations, orders and requirements may be amended and in effect from time to time during the term of this Agreement.
     (i) “Applicant” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.
     (j) “Assigned Interests” shall have the meaning set forth in Section 12.
     (k) “Bank Indemnified Parties” shall have the meaning set forth in subsection 11(b) hereof.
     (l) “Borrower” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.

     (m) “Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of Utah are authorized or obligated by law or executive order to be closed.
     (n) “Claim Notice” shall have the meaning set forth in subsection 11(e) hereof.
     (o) “Closing Date” means each date on which Company pays Bank the Purchase Price for a Receivable and, pursuant to Section 2 hereof, acquires such Receivable from Bank. The Closing Date for Receivables listed on a Daily Settlement Statement shall be one (1) Business Day after Bank’s payment of the Settlement Amount. For example, if the date that Bank makes payment of the Settlement Amount is Monday, the Closing Date is Tuesday; however, if Tuesday is not a Business Day, the Closing Date is Wednesday (assuming Wednesday is a Business Day). If the date that Bank makes a payment of the Settlement Amount is Friday, the Closing Date is Monday because Saturday and Sunday are not Business Days.
     (p) “Collateral Account” shall have the meaning set forth in subsection 34(a) hereof.
     (q) “Collateral Agent” shall have the meaning set forth in Section 12.
     (r) “Company Indemnified Parties” shall have the meaning set forth in subsection 11(a) hereof.
     (s) “Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.
     (t) “Credit Policy” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.
     (u) “Daily Settlement Sheet” means the statement prepared by Bank each Business Day that contains the computation of the Purchase Price to be forwarded by Company to Bank. Such Daily Settlement Sheet need not identify by account number (or other unique identifier) the Receivables to which it relates provided that Company can ascertain such information from its records.
     (v) “Disclosing Party” shall have the meaning set forth in subsection 10(b)(2) hereof.
     (w) “Effective Date” shall mean July 23, 2009.
     (x) “FDIC” means the Federal Deposit Insurance Corporation.
     (y) “Fingerhut Receivables” shall have the meaning set forth in Section 12.
     (z) “Force Majeure Event” shall have the meaning set forth in Section 18 hereof.
     (aa) “Indemnifiable Claim” shall have the meaning set forth in subsection 11(d) hereof.

(bb)	“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.
     (cc) “Interim Interest” means with respect to a Receivable, interest accrued during the period commencing on the date the Bank pays the Settlement Amount and ending on the Closing Date for such Receivable at an annual interest rate equal to the annual percentage rate set forth in the Account Agreement for that Receivable; provided, however, that with respect to any Receivable that has a promotional interest rate during the period, then the Interim Interest shall be calculated using an assumed annual interest rate equal to the non-promotional rate under the Account at such time for which the Borrower qualified.
     (dd) “Launch Date” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.
     (ee) “Revolving Loan Product Program Agreement” means that certain Revolving Loan Product Program Agreement, dated as of July 23, 2009, between Company and Bank, pursuant to which the Parties agreed to operate the Program.
     (ff)“Losses” shall have the meaning set forth in subsection 11(a) hereof.
     (gg)“Material Agreement” means any agreement: (i) by and between Company and Corecard Software, Inc. (with respect to its card processing platform); and (ii) Company and Equifax Information Services, LLC (with respect to its application approval system Interconnect).
     (hh)“Merchandise” has the meaning assigned to such term in the Revolving Loan Product Program Agreement.
     (ii) “Origination Fee” has the meaning assigned to such term in Schedule 1 of the
     Revolving Loan Product Program Agreement.
     (jj) “Party” means either Company or Bank and “Parties” means Company and Bank.
     (kk) “Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.
     (ll) “Program” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.
     (mm) “Program Documents” means the Revolving Loan Product Program Agreement and this Agreement.
     (nn)“Proprietary Material” shall have the meaning set forth in subsection 14 hereof.
     (oo) “Purchase Price” means, as to each Closing Date, the sum of: (i) the aggregate principal amount of each Receivable; (ii) the aggregate Origination Fee for the Receivables; and (iii) the aggregate Interim Interest applicable to each Receivable.

     (pp) “Purchase Price Account” shall have the meaning set forth in subsection 2(b) hereof.
     (qq) “Receivable” means, with respect to any Borrower, any right to payment from or on behalf of any Borrower in respect of any Account, and includes any existing, as well as the right to payment of any future, finance charges, late fees, returned check fees and any and all other fees and charges and other obligations of such Borrower with respect to such Account. Each Receivable includes, without limitation, all rights of Bank to payment under the Account Agreement with such Borrower.
     (rr)“Receivables Contribution and Purchase Agreement” or “RPA” shall have the meaning set forth in Section 12.
     (ss) “Records” means any Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, transaction data, records, or other documentation (including computer tapes, magnetic files, and information in any other format).
     (tt) “Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the Utah Department of Financial Institutions and the FDIC.
     (uu) “Required Balance” shall have the meaning set forth in subsection 34(a) hereof.
     (vv) “Restricted Party” shall have the meaning set forth in subsection 10(a) hereof. (ww) “Security Agreement” shall have the meaning set forth in Section 12.
     (xx) “Settlement Amount” has the meaning assigned to such term in Schedule 1 of the Revolving Loan Product Program Agreement.
     (yy) “Term” means the Initial Term and any Renewal Term, subject to the earlier termination hereof in accordance with the provisions hereof.